Exhibit 10.14

December 17, 2009

Natalie McClure, Ph.D.

Dear Natalie,

We are quite excited to have you involved in Adamas Pharmaceuticals, Inc. (“the Company”).  In this letter, I would like to summarize the proposed terms and conditions of your employment relationship with the Company.

Title and Responsibilities.  I am pleased to offer you the position of Vice President, Regulatory Affairs working at our offices in Emeryville, CA, initially on a part-time basis as set forth below.  Your part-time position with the Company, pursuant to the terms and conditions of this letter and accompanying Confidential Information and Invention Assignment Agreement, will commence on January 4, 2010.  While employed by the Company, you will report to the Chief Executive Officer, and your duties and responsibilities consistent are described in the attached job description.

The position will initially be a part-time position and require a minimum of three (3) days of employment service per week, equaling a 60% work schedule, equaling a minimum of twenty-four (24) hours per week.  During the period of your part-time employment with the Company, you may provide services (for any or no form of compensation) to any other person or business entity, provided that the business or proposed business of such person or entity is not competitive with the business or proposed business of the Company.  During part-time employment, you agree to notify the Company in writing of any and all consulting or employment engagements.

Salary.  While employed by the Company, you will receive as compensation for your services an initial annual base salary of $200,000, based on a 60% work schedule, which equals a minimum of twenty-four (24) hours per week.  Your salary will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholdings.

Stock Options.  In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, it will be recommended that you be granted an option to purchase 70,000 shares of Company Common Stock.  The exercise price per share will be determined by the Board of Directors or Compensation Committee when the option is granted.

Such option will be subject to the terms and conditions applicable to options granted under the Company’s 2007 Stock Plan (the “Plan”) as described in the Plan and the applicable Stock Option Agreement.  Provided you remain in continuous service to the Company on each date, you will vest in 20% of the option shares on the 12 month anniversary of your employment commencement date and the balance will vest in equal monthly installments on the first day of each of the next 48 months, as described in the applicable Stock Option Agreement.

Benefit Plans.  During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit from the plan is governed solely by the applicable plan document.

Paid Time Off.  As part of your benefits, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy as in effect from time to time.  Currently, the Company offers full-time employees 21 days of PTO per calendar year.  You will be eligible for 12.6 days of PTO per calendar year, provided that you work a minimum of twenty-four (24) hours per week (60% work schedule; pro-rated based on the duration of your part-time employment).  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time in accordance with applicable law, and the provision of benefits to you in no way changes or impacts your status as an “at-will” employee.

Confidential Information.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Consequently, as a condition of this offer of employment, you are required to sign the Confidential Information and Invention Assignment Agreement enclosed with this letter.

Conflicting Outside Employment.  While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your employment obligations to the Company, including working for a competitive organization, or undertaking any activities that could create a conflict of interest.

At-Will Employment.  You should understand that your employment with the Company is “at-will,” and may be terminated by you or the Company at any time and for any reason.  No provision of this offer letter or the accompanying Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.  This offer letter and the accompanying Confidential Information and Invention Assignment Agreement supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

Introductory Period.  The first ninety (90) days of your employment with the Company will be an introductory period and at the end of that period the Company will conduct a review of your performance.  Completion of this introductory period does not change in any way your status as an “at-will” employee and therefore, you and the Company have the right to end your employment for any reason at any time during or after the introductory period.

Authorization to Work.  This offer is conditioned upon the following:  (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form 1-9 required by law; (2) satisfactory completion of a background and reference check; (3) passing the required pre-employment drug test; and (4) your signature on the Confidential Information and Invention Agreement.

Modification and Governing Law.  This agreement may not be modified except in a writing signed by an officer of the Company and you.  The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement.  This letter will be governed by the laws of the state of California.

Please call me at (510) 450-3502 if you have any questions.  I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.  Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me.  This offer will expire on December 17, 2009 unless accepted by you in writing prior to such date.

Best regards,

/s/ Gregory Went

Gregory T. Went, Ph.D.

CEO and Chairman

Adamas Pharmaceuticals, Inc.

ACCEPTANCE OF EMPLOYMENT OFFER

I, Natalie L. McClure, have read, understand, and accept employment on the terms and conditions outlined in this letter.  I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Natalie L. McClure
Natalie McClure, Ph.D.

17 Dec 2009
Date

December 17, 2009

Natalie McClure, Ph.D.

February 18, 2011

Natalie McClure

Subject: Interoffice Memo from HR: Change of Work Hours

On or about January 15, 2011 we met to discuss your change in work hours from part time status (3 days per week) to full time status (5 days per week) beginning February 1, 2011. This change is due to the increased activities surrounding the AM201 Parkinson’s clinical trial scheduled to begin in Q2 2011. As a result, your part time salary of $200,000 for 3 days work will be increased to $325,000 for full time work. Additionally, PTO will increase from 12.6 days per year to 22 days per year. All other employment terms and benefits remain the same as outlined in your offer letter dated December 17, 2009.

Best Regards,

/s/ Greg Went

Greg Went

CEO

Cc:HR

1900 Powell St., Suite 1050                           Emeryville, CA 94608
Tel 510.450.3508                                               Fax 510.428.0519
www.adamspharma.com